Exhibit 99.7

Li-Cycle Holdings Corp.
207 Queens Quay West, Suite 590
Toronto, Ontario M5J 1A7

October 2, 2024

Glencore Canada Corporation
100 King Street West, Suite 6900
Toronto, ON, M5X 1E3
Canada
Attention: Legal Department
Email: legalnotices@glencore-us.com

With a copy to:

Glencore International AG
Baarermattstrasse 3
CH – 6340 Baar
Switzerland
Attention: General Counsel
Email: general.counsel@glencore.com

Weil, Gotshal & Manges LLP
767 5th Avenue
New York, NY 10153
United States
Attention: Heather Emmel, David Avery-Gee, Nitin Konchady, Justin Lee
Email: Heather.emmel@weil.com, David.Avery-Gee@weil.com;
Nitin.Konchady@weil.com; Justin.D.Lee@weil.com

Re: Letter Agreement (the “Agreement”)

Ladies and Gentlemen:

Reference is made to that certain Senior Secured Convertible Note, dated as of March 25, 2024, in an original principal amount of $75,000,000 (the “2024 Note”), by and between Li-Cycle Holdings Corp. (the “Company”) and Glencore Canada Corporation (“Glencore”); that certain Amended and Restated Convertible Note, dated as of March 25, 2024, by and between the Company and Glencore, in an original principal amount of $116,551,170.40 (the “First A&R Note”); and that certain Amended and Restated Convertible Note, dated as of March 25, 2024, by and between the Company and Glencore, in an original principal amount of $114,615,632 (the “Second A&R Note”, and together with the 2024 Note and the First A&R Note, the “Notes”)).

Capitalized terms used but not defined herein shall have the meanings given to them in the 2024 Note.

1.
Adjustment: Pursuant to an At Market Issuance Sales Agreement between the Company and B. Riley Securities, Inc. (“B. Riley”), dated June 28, 2024, the Company may, from time to time and from day to day, offer and sell common shares of the Company (“Common Shares”) through or to B. Riley acting as sales agent or principal (the “ATM Offering”). In respect of the respective anti-dilution and notice provisions set forth in Section 9 (Adjustments) and Section 20 (Notices; Currency; Payments) of the 2024 Note, Section 9 (Adjustments) and Section 23 (Notices; Currency; Payments) of the First A&R Note, and Section 9 (Adjustments) and Section 23 (Notices; Currency; Payments) of the Second A&R Note, the parties hereto agree that:

a.
The Company will provide notice, in accordance with Section 3(a) herein, to Glencore on each day on which Common Shares are issued and sold pursuant to the ATM Offering, which notice shall set forth the number of Common Shares sold and price at which they were sold; and

b.
The Company will within five Business Days of the closing of any quarterly selling period under the ATM Offering, in line with the Company’s quarterly trading window pursuant to its insider trading policy, provide Glencore with (i) a reasonably detailed calculation setting forth the adjustment to the Conversion Price (as defined in each of the Notes) and (ii) the actual issued and outstanding Common Shares of the Company as of the date such calculation is provided to Glencore; provided, however, that notwithstanding the foregoing, if requested by Glencore, the Company shall provide the information required by this Section 1(b) promptly upon request.

The parties agree that the updates in this Section 1 shall be deemed to satisfy the requirements of the respective anti-dilution and notice provisions set forth in each of the Notes with respect to issuances of Common Shares pursuant to the ATM Offering; provided that the provisions in the Notes with respect to the resolution of any questions or disputes related to any such adjustments and Glencore’s right to require an opinion from a nationally recognized chartered professional accountant verifying such adjustment shall continue to apply.

2.
Effectiveness of Adjustments. The parties agree that, notwithstanding the agreement of the parties in Section 1 with respect to the timing of the required notice, the Conversion Price of each respective Note shall be deemed to have been automatically adjusted on each date on which an issuance of Common Shares by the Company pursuant to the ATM Offering requires an anti-dilution adjustment to the Conversion Price of each Note pursuant to the terms of each respective Note.

3.	Miscellaneous.

a.
Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt by the recipient, when delivered personally; (ii) upon receipt by the recipient, when sent by electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be:

If to the Company:

Li-Cycle Holdings Corp.
207 Queen’s Quay West, Suite 590
Toronto, Ontario M5J 1A7
Attention: Ajay Kochhar
Email: ajay.kochhar@li-cycle.com

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer LLP
3 World Trade Center
175 Greenwich Street
New York, New York 10007
Attention: Andrea M. Basham, Allison R. Liff
Email: Andrea.Basham@Freshfields.com; Allison.Liff@Freshfields.com

If to Glencore:

Glencore Canada Corporation
100 King Street West
Suite 6900
Toronto, ON, M5X 1E3
Canada
Attention: Legal Department
Email: legalnotices@glencore-us.com

with a copy to:

Glencore International AG Baarermattstrasse 3
CH – 6340 Baar
Switzerland
Attention: General Counsel
Email: general.counsel@glencore.com

   with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 5th Avenue
New York, NY 10153
Attention: Heather Emmel, David Avery-Gee, Nitin Konchady, Justin Lee
Email: Heather.emmel@weil.com; David.Avery-Gee@weil.com;
Nitin.Konchady@weil.com; Justin.D.Lee@weil.com

or to such other address or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.

b.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither Glencore nor the Company shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto.

c.
Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflicts of law principles that would require the application of any other law.

d.
Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other Applicable Law) of this Agreement shall have the same validity and effect as a signature affixed by the party’s hand.

e.
Entire Agreement. This Agreement, together with each Note, shall constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between or among the parties, with respect to the subject matter hereof.

f.
Amendment; Waiver. No provision of this Agreement may be amended other than by an instrument in writing signed by each of the parties hereto. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

g.
Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

[Signature page follows.]

Please evidence your agreement with the foregoing by executing this letter Agreement and returning to the undersigned.

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name:	Ajay Kochhar
Title:	Chief Executive Officer

By:	/s/ Craig Cunningham
Name:	Craig Cunningham
Title:	Chief Financial Officer

[Signature Page to Side Letter]

ACKNOWLEDGED AND AGREED

This  3  day of October, 2024:

GLENCORE CANADA CORPORATION

By:	/s/ Michael Boone
Name:	Michael Boone
Title:	Director

[Signature Page to Side Letter]